Exhibit 99.1

KOSAN BIOSCIENCES ANNOUNCES PRICING OF COMMON STOCK IN

REGISTERED DIRECT OFFERING

HAYWARD, CA – December 10, 2003 – Kosan Biosciences Incorporated (Nasdaq:KOSN) today announced that it has obtained commitments to purchase $28.0 million of its common stock in a registered direct offering. Under the terms of the transaction, Kosan will sell up to 3,115,000 shares of its common stock at $9.00 per share to a select group of institutional investors. The closing of the offering is expected to take place on December 15, 2003, subject to the satisfaction of customary closing conditions. All of the shares of common stock are being offered by Kosan pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. SG Cowen Securities Corporation, lead agent, together with CIBC World Markets Corp. and Adams, Harkness & Hill, Inc. acted as the placement agents for the offering. Seaview Securities acted as a financial advisor to Kosan in connection with the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from SG Cowen Securities Corporation (1221 Avenue of the Americas, New York, NY 10020, fax +1-212-278-7438), or from Kosan (3832 Bay Center Place, Hayward, CA 94545, fax +1-510-732-8401).

About Kosan

Kosan Biosciences has two lead clinical programs: KOS-862 and 17-AAG. Both compounds are derived from an important class of natural products known as polyketides. KOS-862 (Epothilone D) is in Phase II clinical trials and is partnered with Roche in a global development and commercialization agreement. 17-AAG is being evaluated in multiple Phase I and Phase Ib studies in collaboration with the National Cancer Institute. 17-AAG is a polyketide inhibitor of Hsp90 and interrupts several biological processes implicated in cancer cell growth and survival. By applying its gene engineering technologies to generate proprietary polyketide analogs and by increasing the production yields of polyketides, Kosan has created a pipeline of product candidates for cancer, as well as for infectious disease and other therapeutic areas.

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